Exhibit 10.3

GLOBAL RESTRICTED STOCK UNIT AGREEMENT
UNDER THE CITRIX SYSTEMS, INC.
2014 EQUITY INCENTIVE PLAN
Name of Awardee: [Name]
Award Date: [Date]
Number of Restricted Stock Units: [Number of shares]
Pursuant to the Citrix Systems, Inc. 2014 Equity Incentive Plan (as amended from time to time, the “Plan”), Citrix Systems, Inc. (the “Company”) hereby grants an Award (as defined in the Plan) of Restricted Stock Units (as defined in the Plan) to the awardee named above (the “Awardee”). Upon acceptance of this Agreement, including any appendix for Awardee’s country (the “Appendix” and together with this Agreement, the “Award Agreement”), Awardee shall receive the number of Restricted Stock Units specified above, subject to the restrictions and conditions set forth in this Award Agreement and in the Plan.
1.Vesting. No portion of this Award may be settled until such portion shall have vested. Except as otherwise provided herein, the Restricted Stock Units vest in three annual installments, with 33.4% vesting on the first anniversary of the Award Date and 33.3% vesting on each of the second and third anniversaries of the Award Date, provided in each case that the Awardee is then, and since the Award Date has continuously been, employed by the Company or its Affiliates.
2.Issuance of Stock.
(a)    Each vested Restricted Stock Unit entitles Awardee to receive one share of the Company’s common stock, par value $.001 per share (the “Stock”), upon issuance on each vesting date for such Restricted Stock Unit (the “Vesting Date”).
(b)    As soon as practicable after the Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Awardee’s name shall be entered as the stockholder of record on the books and records of the Company with respect to the shares of Stock underlying the Restricted Stock Units issued in accordance with Section 2(a) and upon compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Committee as to such compliance shall be final and binding on Awardee.
(c)    Until such time as shares of Stock have been issued to Awardee pursuant to Section 2(b) above, Awardee shall not have any rights as a holder of the shares of Stock underlying this Award, including but not limited to voting rights.
(d)    If on any date the Company shall pay any dividend on shares of Stock, the Committee shall, in its discretion, either:
(i) make a proportionate award (based on the dividend paid) of Dividend Equivalent Rights under the Plan with respect to the unvested Restricted Stock Units hereunder, which Dividend Equivalent Rights shall vest and be settled under the same terms and conditions as the underlying

Restricted Stock Units pursuant to Section 2(b), provided that such Dividend Equivalent Rights shall be promptly forfeited if and when the Restricted Stock Units are forfeited; or
(ii) take necessary action such that the number of Restricted Stock Units credited to Awardee shall, as of such date, be increased by an amount determined by the following formula:
W = (X multiplied by Y) divided by Z, where:
W = the number of additional Restricted Stock Units to be credited to Awardee on such dividend payment date;
X = the aggregate number of Restricted Stock Units (whether vested or unvested) credited to Awardee as of the record date of the dividend;
Y = the cash dividend per share amount; and
Z = the Fair Market Value per share of Stock (as determined under the Plan) on the dividend payment date.
In the case of a dividend paid on Stock in the form of Stock, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, the number of Restricted Stock Units credited to Awardee shall be increased by a number equal to the product of (A) the aggregate number of Restricted Stock Units that have been awarded to Awardee through the related dividend record date, and (B) the number of shares of Stock (including any fraction thereof) payable as dividend on one share of Stock. In the case of a dividend payable in property other than shares of Stock or cash, the per share of Stock value of such dividend shall be determined in good faith by the Board and shall be converted to additional Restricted Stock Units based on the formula above. Any additional Restricted Stock Units shall be subject to the vesting and restrictions of this Award Agreement in the same manner and for so long as the Restricted Stock Units granted pursuant to this Award Agreement to which they relate remain subject to such vesting and restrictions, and shall be promptly forfeited to the Company if and when such Restricted Stock Units are so forfeited.
3.Termination of Employment. If Awardee’s employment by the Company or any of its Affiliates (as defined in the Plan) is voluntarily or involuntarily terminated for any reason (including death or disability and regardless of whether an Awardee continues to be considered an employee under local labor laws), Awardee’s right in any Restricted Stock Units that are not vested shall automatically terminate as of the date that Awardee is no longer actively employed by the Company and its Affiliates, as determined by the Committee or any of its delegatees in its, his or her sole discretion (the “Termination Date”), and such Restricted Stock Units shall be canceled and shall be of no further force and effect. In the event of such termination, the Company, as soon as practicable following the Termination Date (but in no event later than two and one-half months after the end of the year in which the Termination Date occurs), shall issue shares of Stock to Awardee (or Awardee’s designated beneficiary or estate executor, as applicable, in the event of Awardee’s death) with respect to any Restricted Stock Units which, as of the Termination Date, have vested but for which shares of Stock had not yet been issued to Awardee.
4.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
5.Transferability. This Award Agreement and the Award are personal to Awardee, non-assignable and not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. If Awardee is a U.S. employee (as determined by the Committee or any of its delegatees in its, his or her sole discretion), Awardee may be permitted to designate a beneficiary with respect to the shares of Stock to be issued upon vesting of the Award.
6.Tax Withholding. Regardless of any action the Company or, if different, Awardee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Awardee’s participation in the Plan and legally applicable to Awardee (“Tax-Related Items”), Awardee acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and that such liability may exceed the amount actually withheld by the Company or the Employer. Awardee further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of Stock upon settlement of the Restricted Stock Units, the subsequent sale of Stock and the receipt of any dividends and/or any dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Awardee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Awardee has become subject to tax in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, Awardee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Awardee’s Tax-Related Items subject to a withholding obligation by the Company and/or the Employer shall be satisfied through a net issuance of shares. The Company shall withhold from shares of Stock to be issued to Awardee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the Tax-Related Items due. Alternatively, or in addition, the Company or the Employer may decide in their sole and absolute discretion to satisfy Awardee’s obligation for Tax-Related Items by one or a combination of the following: (i) withholding from proceeds of the sale of shares of Stock acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Awardee’s behalf pursuant to this authorization); or (ii) in any other way set forth in Section 15 of the Plan; provided, however, that if Awardee is a Section 16 officer of the Company under the Exchange Act, then the Company will satisfy any withholding obligation only through a net share issuance of shares, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case the obligation for Tax-Related Items may be satisfied by method (i) or (ii) above, or a combination thereof.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case Awardee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding Stock, for tax purposes, Awardee is deemed to have been issued the full number of shares of Stock subject to the vested Restricted Stock Units, notwithstanding that a number of shares is held back solely for purposes of paying the Tax-Related Items due as a result of any aspect of Awardee’s participation in the Plan.
Finally, Awardee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Awardee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Stock or the proceeds of the sale of Stock, if Awardee fails to comply with Awardee’s obligations in connection with the Tax-Related Items.

7.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Awardee’s participation in the Plan, or Awardee’s acquisition or sale of the underlying Stock. Awardee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
8.Data Privacy. In accepting the Restricted Stock Units, Awardee explicitly, voluntarily and unambiguously consents to the collection, use, and transfer, in electronic or other form, of Awardee’s personal data as described in this Award Agreement and any other grant materials by an and among, as applicable, the Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering and managing Awardee’s participation in the Plan.
Awardee understands that the Employer, the Company and its Affiliates may hold certain personal information about Awardee, including, but not limited to, Awardee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, or any shares held in the Company, and details of all Awards or other entitlement to shares awarded, canceled, exercised, vested, unvested, or outstanding in Awardee’s favor (“Data”), for the exclusive purpose of managing and administering the Plan.
Awardee further understands that the Employer, the Company and/or its Affiliates will transfer Data among themselves as necessary for the exclusive purposes of implementation, administration and management of Awardee’s participation in the Plan, and that the Employer, the Company and/or its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan, including Fidelity Stock Plan Services, LLC or such other stock plan service provider as may be selected by the Company (“Data Recipients”).
Awardee understands that the Data Recipients may be located in Awardee’s country or elsewhere, including outside the European Economic Area, and that the Data Recipient’s country (e.g., the United States) may have different data privacy laws and protections. Awardee understands that, if Awardee resides outside the United States, Awardee may request a list with the names and addresses of Data Recipients by contacting in writing Awardee’s local human resources representative. Awardee authorizes the Data Recipients to receive, possess, use, retain, and transfer Data, in electronic or other form, for the purposes of implementing, administering, and managing Awardee’s participation in the Plan. Awardee understands that Data will be held only as long as is necessary to implement, administer and manage Awardee’s participation in the Plan.
Awardee understands that, if Awardee resides outside the Unites States, Awardee may, at any time, view Data, request additional information about the storage and processing of Data, or require any necessary amendments to Data to make the information contained therein factually accurate, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Awardee’s local human resources representative.
Further, Awardee understands that Awardee is providing the consents herein on a purely voluntary basis. If Awardee does not consent, or if Awardee later seeks to revoke the consents, Awardee’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the consents is that the Company would not be able to grant Restricted Stock Units or other equity awards to Awardee or administer or maintain such awards. Therefore, Awardee understands that refusing or withdrawing the consents may affect Awardee’s ability to participate in the Plan. For more information on the consequences of Awardee’s refusal to consent or withdrawal of consent,

Awardee understands that Awardee may contact in writing Awardee’s local human resources representative.
9.Nature of Grant. In accepting the Restricted Stock Units, Awardee expressly acknowledges, understands and agrees to the following:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature, and may be terminated by the Company at any time, except as otherwise set forth in the Plan;
(b)the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units or other awards have been granted in the past;
(c)all decisions with respect to future Restricted Stock Unit grants, if any, will be at the sole discretion of the Company;
(d)this Award Agreement does not confer upon Awardee any rights with respect to continuation of employment by the Employer and shall not interfere with the ability of the Employer to terminate Awardee’s employment or service relationship (if any) at any time;
(e)the Restricted Stock Unit grant and Awardee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Affiliate;
(f)the future value of the underlying shares of Stock is unknown, indeterminable and cannot be predicted with certainty;
(g)Awardee is voluntarily participating in the Plan;
(h)for Awardees who reside outside the U.S., the following additional provisions shall apply:

i)	the Restricted Stock Units and any shares of Stock acquired under the Plan, and the income and value of same, are not intended to replace any pension rights or compensation;

ii)
Restricted Stock Units and the underlying shares of Stock, and the income and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or to the Employer and are outside the scope of Awardee’s employment contract, if any;

iii)
no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of Awardee’s employment or service by the Company or the Employer (whether or not in breach of local labor laws) and in consideration of the grant of the Restricted Stock Units to which Awardee is otherwise not entitled, Awardee irrevocably agrees never to institute any claim against the Company or any Affiliate, waives his or her ability, if any, to bring any such claim and releases the Company and any Affiliate from any such claim, if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Awardee shall be deemed to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

iv)
neither the Employer, the Company nor its Affiliates shall be liable for any foreign exchange rate fluctuation between Awardee’s local currency and the United States Dollar that may affect the value of the Award or any amounts due to Awardee pursuant to the settlement of the Award, the subsequent sale of any shares of Stock acquired under the Plan or the receipt of any dividends or dividend equivalents.

10.Miscellaneous.
(a)Notice hereunder shall be given to the Company at its principal place of business, and shall be given to Awardee at the last address on record at the Employer, or in either case at such other address as one party may subsequently furnish to the other party in writing or such other form as may be specified by the Company.
(b)The Committee may amend the terms of this Award Agreement, prospectively or retroactively, provided that the Award Agreement as amended is consistent with the terms of the Plan, but no such amendment shall impair Awardee’s rights under this Award Agreement without Awardee’s consent.
(c)This Award Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian or other legal representative of Awardee.
(d)This Award Agreement may be executed in one or more counterparts, all of which together shall constitute one instrument. This Award Agreement and the Plan together constitute the entire agreement between the parties relative to the subject matter hereof, and supersede all proposals written, oral or electronic relating to the subject matter hereof.
11.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
12.Language. If Awardee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
13.Governing Law and Venue. The Restricted Stock Units and this Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof.
For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Florida and agree that such litigation shall be conducted in the courts of Broward County, Florida, or the federal courts for the United States for the Southern District of Florida, where this grant is made and/or to be performed.
14.Appendix. Notwithstanding any provisions in this Award Agreement, the Restricted Stock Units shall be subject to any special terms and conditions set forth in any Appendix to this Award Agreement for Awardee’s country. Moreover, if Awardee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Awardee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.
15.Imposition of Other Requirements. The Company reserves the right to impose other requirements on Awardee’s participation in the Plan, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Awardee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
16.Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
17.Insider Trading Restrictions/Market Abuse Laws. Awardee acknowledges that, depending on Awardee’s country, Awardee may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell the shares of Stock or rights to shares of Stock under the Plan during such times as Awardee is considered to have “inside information” regarding the Company (as defined by the laws in Awardee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Awardee acknowledges that it is Awardee’s responsibility to comply with any applicable restrictions, and Awardee is advised to speak to his or her personal advisor on this matter.
18.Waiver. Awardee acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by Awardee or any other awardee.
By electronically accepting the Award Agreement and participating in the Plan, Awardee agrees to be bound by the terms and conditions in the Plan and this Award Agreement, including the Appendix. Within six months of the Award Date, if Awardee has not electronically accepted this Award Agreement on Fidelity.com’s website, or the website of any other stock plan service provider appointed by the Company, then this award shall automatically be deemed accepted, and Awardee shall be bound by the terms and conditions in the Plan and this Award Agreement, including the Appendix.

APPENDIX

Citrix Systems, Inc.
2014 Equity Incentive Plan
Global Restricted Stock Unit Agreement
Additional Terms and Conditions

Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Award Agreement.
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Restricted Stock Units granted to Awardee under the Plan if Awardee resides and/or works in one of the countries listed below. If Awardee is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which Awardee is currently residing and/or working, or if Awardee relocates to another country after the grant of the Restricted Stock Units, the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.
Notifications
This Appendix also includes information regarding exchange controls and certain other issues of which Awardee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 2014. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Awardee not rely on the information in this Appendix as the only source of information relating to the consequences of Awardee’s participation in the Plan because the information may be out of date at the time that the Restricted Stock Units vest or Awardee sells shares of Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to Awardee’s particular situation, and the Company is not in a position to assure Awardee of a particular result. Accordingly, Awardee is advised to seek appropriate professional advice as to how the relevant laws in Awardee’s country may apply to his or her situation.
Finally, if Awardee is a citizen or resident (or is considered as such for local law purposes) of a country other than the one in which he or she is currently working and/or residing, or if Awardee relocates to another country after the Restricted Stock Units are granted, the information contained herein may not be applicable to Awardee.
ARGENTINA
Notifications
Securities Law Information. Neither the Restricted Stock Units nor the underlying shares of Stock are publicly offered or listed on any stock exchange in Argentina. This offer is private and not subject to the supervision of any Argentine governmental authority.
Exchange Control Information. Following the sale of shares of Stock or the receipt of any cash dividends, Awardee may be subject to certain restrictions in bringing such funds back into Argentina. The Argentine bank handling the transaction may request certain documentation in connection with the request to transfer proceeds into Argentina (e.g., evidence of the sale, proof of the source of the funds used to purchase the shares of Stock, etc.) and under certain circumstances may require that 30% of the amount transferred into Argentina be placed in a non-interest bearing U.S. dollar deposit account for a holding period of 365 days.
Awardee is solely responsible for complying with the exchange control rules that may apply in connection with Awardee’s participation in the Plan. Prior to transferring proceeds into Argentina, Awardee is strongly advised to consult his or her local bank and/or personal legal advisor to confirm the applicable requirements. Awardee should note that the interpretations of the applicable Argentine Central Bank regulations vary by bank and that exchange control rules and regulations are subject to change without notice.
Foreign Asset/Account Reporting Information. Awardee must report any shares of Stock acquired and held on December 31 of each year on Awardee’s annual tax return for that year.
AUSTRALIA
Terms and Conditions
Data Privacy. This provision supplements the “Data Privacy” section of the Award Agreement:
The Company can be contacted at 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, United States of America. The Australian Employer can be contacted at Citrix Systems Asia Pacific Pty Ltd Level 3, 1 Julius Avenue, Riverside Corporate Park, North Ryde, NSW 2113, Australia.
Awardee’s personal information will be held in accordance with the Company’s privacy policy, a copy of which can be obtained by contacting the Company or the Australian Employer at the address listed above. The Company’s privacy policy contains, among other things, details of how Awardee can access and seek correction of personal information held in connection with this Award Agreement.
Awardee understands and agrees that Data may be transferred to recipients located outside of Australia, including the United States and any other country where the Company has operations.
Notifications
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on behalf of Awardee.
Securities Law Information. If Awardee acquires Stock pursuant to the Restricted Stock Units and offers his or her shares of Stock for sale to a person or entity resident in Australia, Awardee’s offer may be subject to disclosure requirements under Australian law. Awardee should obtain legal advice on his or her disclosure obligations prior to making any such offer.
AUSTRIA
Notifications
Exchange Control Information. If Awardee holds shares of Stock obtained through the Plan or otherwise outside of Austria, Awardee may be required to submit periodic reports to the Austrian National Bank, depending on the value of the shares held outside Austria. An exemption applies if the value of the shares of Stock as of any given quarter does not exceed €30,000,000 or as of December 31 of each year does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The deadline for filing the annual report is January 31 of the following year.
When shares of Stock are sold or cash dividends are paid on the shares of Stock, there may be exchange control obligations if the cash received is held outside Austria. If the transaction volume of all Awardee’s accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month.
Consumer Protection Information. To the extent that the provisions of the Austrian Consumer Protection Act are applicable to the Award Agreement and the Plan, Awardee may be entitled to revoke his or her acceptance of the Award Agreement under the conditions listed below:
(i)    The revocation must be made within one week after Awardee accepts the Award Agreement.
(ii)    The revocation must be in written form to be valid. It is sufficient if Awardee returns the Award Agreement to the Company or the Company’s representative with language that can be understood as Awardee’s refusal to conclude or honor the Award Agreement, provided the revocation is sent within the period set forth above.
BELGIUM
Notifications
Foreign Asset/Account Reporting Information. Awardee is required to report any securities (e.g., shares of Stock) or bank accounts opened and maintained outside Belgium on his or her annual tax return.
BRAZIL
Terms and Conditions
Nature of Grant. In accepting the grant of the Restricted Stock Units, Awardee agrees that he or she is making an investment decision, the shares of Stock will be issued to Awardee only if the vesting conditions are met and any necessary services are rendered by Awardee over the vesting period, and the value of the underlying shares of Stock is not fixed and may increase or decrease in value over the vesting period without compensation to Awardee.
Compliance with the Law. In accepting the grant of the Restricted Stock Units, Awardee acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable tax associated with the Restricted Stock Units, the sale of the shares of Stock acquired under the Plan and the receipt of any cash dividends paid on such shares of Stock.
Notifications
Exchange Control Information. If Awardee is a resident or domiciled in Brazil, he or she will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include shares of Stock.

BULGARIA
Notifications
Exchange Control Information.  If Awardee receives a payment related to the Plan in Bulgaria in excess of BGN100,000 (or its equivalent in another currency, e.g., U.S. dollars), he or she is required to submit a form with information regarding the source of the income to the bank receiving such payment for statistical purposes upon transfer or within 30 days of receipt.  The Awardee should contact his or her bank in Bulgaria for additional information regarding this requirement.
In addition, Awardee is required to report annually to the Bulgarian National Bank (“BNB”) as of March 31 by filing statistical forms regarding their receivables in bank accounts abroad as well as their securities abroad (e.g., shares of Stock acquired under the Plan) if the total sum of all receivables and amount of securities is equal to or exceeds BGN50,000 as of the previous calendar year-end.
CANADA
Terms and Conditions
Payment of Restricted Stock Units. This provision supplements the “Issuance of Stock” section of the Award Agreement:
The grant of the Award does not provide any right for Awardee to receive a cash payment and the Restricted Stock Units are payable in Stock only.
Termination of Service. The following provision supplements the “Termination of Employment” section of the Award Agreement:
In the event of the termination of Awardee’s employment (whether or not in breach of local labor laws), Awardee’s right to vest in the Restricted Stock Units, if any, will terminate effective as of the date that is the earliest of (1) the date Awardee’s employment is terminated, (2) the date Awardee receives notice of termination from the Employer, or (3) the date Awardee is no longer actively providing service, regardless of any notice period or period of pay in lieu of such notice required under the employment laws in the jurisdiction where Awardee is employed or providing services or the terms of Awardee’s employment contract, if any; the Committee, or an officer of the Company to whom it delegates authority to administer the Plan, shall have the discretion to determine when Awardee is no longer actively providing service for purposes of the Award (including whether Awardee may still be considered to be providing service while on a leave of absence).
The following provision will apply if Awardee is a resident of Quebec:
French Language Provision. The parties acknowledge that it is their express wish that the Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la convention.

Data Privacy. This provision supplements the “Data Privacy” section of the Award Agreement:
Awardee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Awardee further authorizes the Company, the Employer and/or any Affiliate to disclose and discuss such information with their advisors. Awardee further authorizes the Company, the Employer and/or any Affiliate to record such information and to keep such information in Awardee’s employment file.
Notifications
Securities Law Information. Awardee is permitted to sell Stock acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of Stock acquired under the Plan takes place outside of Canada.
Foreign Asset/Account Reporting Information. If the total value of Awardee’s foreign property (including cash held outside of Canada or shares of Stock) exceeds C$100,000 at any time during the year, Awardee must report all of his or her foreign property on Form T1135 (Foreign Income Verification Statement) by April 30 of the following year. Foreign property may also include the unvested portion of the Restricted Stock Units. Awardee should consult with his or her personal tax advisor to determine the reporting requirements.
CHILE
Notifications
Securities Law Information. Neither the Company nor Stock purchased under the Plan are registered with the Chilean Registry of Securities or under the control of the Chilean Superintendence of Securities.
Exchange Control and Tax Information. Awardee must comply with the exchange control and tax reporting requirements in Chile when sending funds into the country in connection with the sale of shares of Stock pursuant to the Plan, and register any investments with the Chilean Internal Revenue Service (the “CIRS”).
Awardee is not required to repatriate funds obtained from the sale of Stock or the receipt of any cash dividends. However, if Awardee decides to repatriate such funds, he or she must do so through the Formal Exchange Market (i.e., a commercial bank or registered foreign exchange office) if the funds exceed US$10,000. In such case, Awardee must report the payment to a commercial bank or registered foreign exchange office receiving the funds. The commercial bank or registered foreign exchange office will then submit an affidavit to the Central Bank within a day of receipt of the foreign currency.
If Awardee’s aggregate investments held outside of Chile exceed US$5,000,000 (including the investments made under the Plan), he or she must report the investments to the Central Bank. Annex 3.1 of Chapter XII of the Foreign Exchange Regulations must be used to file this report.
Annual Tax Reporting Information. The CIRS requires all taxpayers to provide information annually regarding: (i) the taxes paid abroad which they will use as a credit against Chilean income taxes, and (ii) the results of foreign investments. These annual reporting obligations must be complied with by submitting a sworn statement setting forth this information before March 15 of each year. The forms to be used to submit the sworn statements are Tax Form 1853 “Annual Sworn Statement Regarding Credits for Taxes Paid Abroad” and Tax Form 1851 “Annual Sworn Statement Regarding Investments Held Abroad.” The CIRS recently confirmed that if Awardee is not a Chilean citizen and has been resident in Chile for less than three years, that Awardee is exempt from the requirement to file Tax Form 1853. These sworn statements must be submitted electronically through the CIRS’ web page at www.sii.cl.
CHINA
Terms and Conditions
The following terms and conditions will apply if Awardee is subject to exchange control restrictions and regulations in the PRC, as determined by the Committee, or an officer of the Company to whom it has delegated authority to administer the Plan, in its sole discretion.
Immediate Sale of Shares. This provision supplements the “Issuance of Stock” section of the Award Agreement:
To facilitate compliance with regulatory requirements in the PRC, Awardee agrees that any shares of Stock to be issued upon vesting of the Restricted Stock Units may be immediately sold at vesting or, at the Company’s discretion, at a later time. Awardee further agrees that the Company is authorized to instruct its designated broker to assist with the sale of such shares of Stock (on Awardee’s behalf pursuant to this authorization), and Awardee expressly authorizes Fidelity Stock Plan Services, LLC or such other broker as may be designated by the Company in the future to complete the sale of such shares. Awardee acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the shares of Stock at any particular price. Upon the sale of the shares of Stock, the Company agrees to pay the cash proceeds from the sale, less any brokerage fees or commissions, to Awardee in accordance with applicable exchange control laws and regulations and provided any liability for Tax-Related Items resulting from the vesting of the Restricted Stock Units has been satisfied.
If the Company, in its discretion, does not exercise its right to require the sale of shares of Stock upon vesting of the Restricted Stock Units, as described in the preceding paragraph, Awardee understands and agrees that the Company may require that any shares of Stock acquired by Awardee under the Plan be sold no later than six (6) months after Awardee’s termination of employment, or within any other such time frame as may be permitted by the Company or required by the China State Administration of Foreign Exchange (“SAFE”). Awardee understands that any shares of Stock acquired by Awardee under the Plan that have not been sold within six (6) months of Awardee’s termination of employment may be sold by the designated broker at the Company’s direction, pursuant to this authorization by Awardee.
Exchange Control Requirements. Due to exchange control laws in the PRC, Awardee understands and agrees that Awardee will be required to immediately repatriate the cash proceeds from the sale of the shares of Stock or the receipt of any dividends to the PRC. Awardee understands and agrees that such cash proceeds will need to be repatriated to the PRC through a special exchange control account established by the Company or one of its Affiliates in China, and Awardee hereby consents and agrees that any proceeds from the sale of shares of Stock or the receipt of any dividends may be transferred to such special account prior to being delivered to him or her. The proceeds may be paid to Awardee in U.S. dollars or local currency at the Company’s discretion. In the event the proceeds are paid to Awardee in U.S. dollars, Awardee understands that he or she will be required to set up a U.S. dollar bank account in China and provide the bank account details to the Employer and/or the Company so that the proceeds may be deposited into this account. If the proceeds are paid to Awardee in local currency, Awardee agrees to bear any currency fluctuation risk between the time the shares of Stock are sold or dividends are paid and the time the proceeds are distributed to Awardee through any such special account.

Awardee further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
COSTA RICA
There are no country-specific provisions.
DENMARK
Terms and Conditions
Nature of Grant. This provision supplements the “Nature of Grant” section of the Award Agreement:
By accepting the Restricted Stock Units, Awardee acknowledges, understands, and agrees that this grant relates to future services to be performed and is not a bonus or compensation for past services.
Danish Stock Option Act. By accepting the Restricted Stock Units, Awardee acknowledges that he or she has received the Employer Statement translated into Danish, which is attached following the end of these sections and which is being provided to comply with the Danish Stock Option Act.
Notifications
Securities Law Information and Tax Reporting Information. If Awardee holds Stock acquired under the Plan in a brokerage account with a broker or bank outside Denmark, Awardee is required to inform the Danish Tax Administration about the account. For this purpose, Awardee must file a Form V (Erklaering V) with the Danish Tax Administration. The Form V must be signed by Awardee and may be signed by the applicable broker or bank where the account is held. In the likely event that the broker or bank does not sign the Form V, Awardee is solely responsible for providing certain details regarding the foreign brokerage account and Stock in the account to the Danish Tax Administration as part of his or her income tax return. By signing the Form V, Awardee authorizes the Danish Tax Administration to examine the account.
In addition, if Awardee opens a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, Awardee is also required to inform the Danish Tax Administration about this account. To do so, Awardee must file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by Awardee and by the applicable broker or bank where the account is held, unless an exemption from the broker/bank signature requirement is granted by the Danish Tax Administration. It is possible to seek the exemption on the Form K, which Awardee should do at the time he or she submits the Form K. By signing the Form K, Awardee (and the broker/bank to the extent the exemption is not granted) undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the account. By signing the Form K, Awardee authorizes the Danish Tax Administration to examine the account.
Foreign Asset/Account Reporting Information. If Awardee establishes an account holding shares of Stock or cash outside of Denmark, Awardee must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank. (Please note that these obligations are separate from and in addition to the obligations described above.)

ARBEJDSGIVERERKLÆRING
Såfremt § 3, stk. 1, i lov om brug af køberet eller tegningsret m.v. i ansættelsesforhold (“Aktieoptionsloven”) omfatter din tildeling, er du berettiget til i en særskilt skriftlig erklæring at modtage følgende oplysninger om Citrix Systems, Inc.’s (“Selskabets”) aktieoptionsordning.
Denne erklæring indeholder kun de oplysninger, der er nævnt i Aktieoptionsloven, mens de øvrige vilkår og betingelser for din tildeling er nærmere beskrevet i 2014 Equity Incentive Plan (“Ordningen”) og i Global Restricted Stock Unit Agreement (på dansk “Betinget Aktieoptionsaftale for deltagere uden for USA”) (“Aftalen”), som du har fået udleveret.
1. Tidspunkt for tildeling af retten til at købe aktier.
Tidspunktet for tildelingen er den dato, hvor Selskabets bestyrelses Vederlagsudvalg (“Udvalget”) godkendte tildelingen til dig og besluttede, at tildelingen skulle træde i kraft.
2. Kriterier og betingelser for tildeling af retten til senere at købe aktier
Tildelingen af betingede aktieoptioner sker efter Udvalgets eget skøn. Ordningen samt de under Ordningen tildelte betingede aktieoptioner har til formål at hjælpe Selskabet og dets datterselskabet med at tiltrække samt fastholde det bedst mulige personale til stillinger, der indebærer betydeligt ansvar, for derved at give yderligere incitament til sådanne personer samt styrke Selskabets forretningsmæssige fremgang. Udvalget kan frit vælge ikke at tildele dig betingede aktieoptioner fremover. I henhold til bestemmelserne i Ordningen og Aftalen har du ikke nogen ret til eller noget krav på fremover at få tildelt betingede optioner.
3. Modningstidspunkt eller -periode
Dine betingede aktieoptioner modnes over en periode, forudsat at du fortsat er ansat i eller arbejder for Selskabet eller en tilknyttet virksomhed, medmindre optionen er modnet eller bortfaldet på et tidligere tidspunkt af de i Ordningen anførte årsager og med forbehold for pkt. 5 i denne erklæring.
4. Udnyttelseskurs
Der skal ikke betales nogen udnyttelseskurs ved modning af tildelingen og udstedelsen af aktier til dig.

EMPLOYER STATEMENT
If Section 3(1) of the Act on Stock Options in employment relations (the “Stock Option Act”) applies to your award, you are entitled to receive the following information regarding Citrix Systems, Inc.’s (the “Company”) stock option program in a separate written statement.
This statement contains only the information mentioned in the Act while the other terms and conditions of your award are described in detail in the 2014 Equity Incentive Plan (the “Plan”) and the Global Restricted Stock Unit Agreement (the “Agreement”), which have been given to you.
1. Grant of right to purchase stock
The grant date for your award is the date that the Compensation Committee of the Board of Directors (the “Committee”) approved a grant for you and determined it would be effective.
2. Terms or conditions for grant of rights to purchase of stock
The awards will be at the sole discretion of the Committee. The Plan and the award granted under the Plan are intended to help the Company and its affiliates attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to such individuals and to promote the success of the Company’s business. The Committee may decide, in its sole discretion, not to make any award to you in the future. Under the terms of the Plan and the Agreement, you have no entitlement or claim to receive future awards.
3. Vesting date or period
Your award shall vest over a period time, provided you remain employed by or in the service of the Company or an affiliate, unless your award has vested or has terminated earlier for the reasons set forth in the Plan and subject to Section 5 of this statement.
4 .Exercise price
No exercise price is payable upon the vesting of the award and the issuance of shares of stock to you.

5.Din retsstilling i forbindelse med ansættelsesforholdets ophør
Såfremt din tildeling af betingede aktier er omfattet af bestemmelserne i Aktieoptionsloven, vil din tildeling i tilfælde af din fratræden blive behandlet i overensstemmelse med Aktieoptionslovens §§ 4 og 5, medmindre bestemmelserne i Aftalen er mere fordelagtige for dig end Aktieoptionslovens §§ 4 og 5. Såfremt vilkårene i Aftalen er mere fordelagtige for dig, vil det være disse vilkår, der er gældende for, hvordan din tildeling behandles i forbindelse med din fratræden.
6 .Økonomiske aspekter ved at deltage i Ordningen
Tildelingen af betingede aktieoptioner har ingen umiddelbare økonomiske konsekvenser for dig. Værdien af tildelingen indgår ikke i beregningen af feriepenge, pensionsbidrag eller andre lovpligtige, vederlagsafhængige ydelser.
Aktier er finansielle instrumenter, og investering i aktier vil altid være forbundet med en finansiel risiko. Muligheden for at opnå en gevinst på modningstidspunktet afhænger ikke alene af Selskabets økonomiske udvikling, men også af, blandt andet, den generelle udvikling på aktiemarkedet.
CITRIX SYSTEMS, INC.
U.S.A.

5. Your rights upon Termination of Employment
If the terms of the Stock Option Act are applicable to the award, the treatment of the award upon termination of employment will be determined under Sections 4 and 5 of the Stock Option Act unless the terms contained in the Agreement are more favorable to you than Sections 4 and 5 of the Stock Option Act. If the terms contained the Agreement are more favorable to you, then such terms will govern the treatment of the award upon termination of employment.
6. Financial aspects of participating in the Plan
The award has no immediate financial consequences for you. The value of the award is not taken into account when calculating holiday allowances, pension contributions or other statutory consideration calculated on the basis of salary.
Shares of stock are financial instruments and investing in stocks will always have financial risk. The possibility of profit at the time of vesting will not only be dependent on the Company’s financial development, but also on the general development on the stock market, inter alia.
CITRIX SYSTEMS, INC.
U.S.A.

FINLAND
There are no country-specific provisions.
FRANCE
Terms and Conditions
Consent to Receive Information in English. By accepting the Restricted Stock Units, Awardee confirms having read and understood the Plan and Award Agreement, including all terms and conditions included therein, which were provided in the English language. Awardee accepts the terms of those documents accordingly.
En acceptant cette Restricted Stock Units, le Titulaire de l’Restricted Stock Units confirme avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Titulaire de l’Restricted Stock Units accepte les dispositions de ces documents en connaissance de cause.
Notifications
Tax Information. The Restricted Stock Units are not intended to qualify for special tax or social security treatment in France.
Foreign Asset/Account Reporting Information. If Awardee holds Stock outside of France or maintains a foreign bank account, then Awardee is required to report such to the French tax authorities when filing his or her annual tax return.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In case of payments in connection with the sale of shares of Stock acquired under the Plan or the receipt of any cash dividends, the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English.
GREECE
There are no country-specific provisions.
HONG KONG
Terms and Conditions
Payment of Restricted Stock Units. This provision supplements the “Issuance of Stock” section of the Award Agreement:
The grant of the Award does not provide any right for Awardee to receive a cash payment and the Restricted Stock Units are payable in Stock only.

Restriction on Sale. In the event Awardee’s Restricted Stock Units vest and shares of Stock are issued to Awardee within six months of the Award Date, Awardee agrees that he or she will not dispose of any shares acquired prior to the six-month anniversary of the Award Date.
Notifications
Securities Law Information. Warning: The Restricted Stock Units and the shares of Stock issued to Awardee at vesting of the Restricted Stock Units do not constitute a public offer of securities and are available only to employees and other service providers of the Company or an Affiliate.
Awardee should be aware that the contents of the Award Agreement and the Plan are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have they been reviewed by any regulatory authority in Hong Kong. Awardee is advised to exercise caution in relation to participation in the Plan. The Restricted Stock Units are intended only for the personal use of each Awardee who meets the eligibility requirements under the Plan and may not be distributed to any other person. If Awardee is in any doubt about any of the contents of the Award Agreement or the Plan, he or she should obtain independent professional advice.
INDIA
Notifications
Exchange Control Information. Awardee understands that he or she must repatriate any proceeds from the sale of Stock acquired under the Plan or any cash dividends to India within 90 days after receipt. Awardee must obtain a foreign inward remittance certificate (“FIRC”) from the bank where Awardee deposits the foreign currency and must maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India, the Company or the Employer requests proof of repatriation.
Foreign Asset/Account Reporting Information. Awardee is required to declare any foreign bank accounts and assets (including shares of Stock acquired under the Plan) on his or her annual tax return. Awardee should consult with his or her personal tax advisor to determine his or her reporting requirements.
IRELAND
Notifications
Director Notification Obligation. Directors, shadow directors and secretaries of the Company’s Irish Affiliates are subject to certain notification requirements under the Irish Companies Act. Directors, shadow directors and secretaries must notify the Irish Affiliates in writing of their interest in the Company (e.g., Restricted Stock Units, shares of Stock, etc.) and the number and class of shares or rights to which the interest relates within five days of the acquisition or disposal of shares or within five days of becoming aware of the event giving rise to the notification. This disclosure requirement also applies to any rights or shares acquired by the director’s spouse or children (under the age of 18).
ITALY
Terms and Conditions
Data Privacy. This provision replaces in its entirety the “Data Privacy” section of the Award Agreement:

Data Privacy. Awardee understands that the Employer and/or the Company may hold certain personal information about Awardee, including, but not limited to, Awardee’s name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of shares of Stock held and the details of any Restricted Stock Units or any other entitlement to Stock awarded, cancelled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing Awardee’s participation in the Plan. Awardee is aware that providing the Company with Awardee’s Data is necessary for the performance of the Award Agreement and that Awardee’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Awardee’s ability to participate in the Plan.
The Controller of personal Data processing is Citrix Systems, Inc., 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, U.S.A., and, pursuant to D.lgs 196/2003, its representative in Italy is Citrix Systems Italy SRL, with registered offices at Largo Augusto 820122 Milano (MI). Awardee understands that Data may be transferred to the Company or its Affiliates, or to any third parties assisting with the implementation, administration and management of the Plan, including any transfer required to Fidelity Stock Plan Services, LLC or such other stock plan service provider as may be selected by the Company, or any other third party with whom cash from the sale of shares of Stock acquired under the Plan may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union, and the recipients’ country (e.g., the United States) may have different data privacy laws and protections from Awardee’s country. The processing activity, including the transfer of Awardee’s Data abroad, outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require Awardee’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. Awardee understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.
Awardee understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage Awardee’s participation in the Plan. Awardee understands that pursuant to art.7 of D.lgs 196/2003, Awardee has the right, including but not limited to, access, delete, update, request the rectification of Awardee’s Data and cease, for legitimate reasons, Data processing. Furthermore, Awardee is aware that Awardee’s Data will not be used for direct marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting Awardees local human representative.
Grant Terms Acknowledgment. By accepting the Restricted Stock Units, Awardee acknowledges that Awardee has received a copy of the Plan and the Award Agreement, including this Appendix, in their entirety and fully understands and accepts all the provisions of the Plan and the Award Agreement. Awardee further acknowledges having read and specifically approves the following sections of the Award Agreement: Vesting, Issuance of Stock, Termination of Employment, Tax Withholding, Nature of Grant, Governing Law and Venue and Imposition of Other Requirements, and the Data Privacy section in this Appendix.
Notifications
Foreign Asset/Account Reporting Information. If Awardee holds investments abroad or foreign financial assets (e.g., cash, shares of Stock, Restricted Stock Units) that may generate income taxable in Italy, Awardee is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value. The same reporting duties apply to Awardee if Awardee is a beneficial owner of the investments, even if Awardee does not directly hold investments abroad or foreign assets.
Foreign Asset Tax. The value of the financial assets held outside of Italy by individuals resident of Italy is subject to a foreign asset tax. Beginning in 2014, such tax is levied at an annual rate of 2 per thousand (0.2%).  The taxable amount will be the fair market value of the financial assets (e.g., shares of Stock) assessed at the end of the calendar year.
JAPAN
Notifications
Foreign Asset/Account Reporting Information. Awardee will be required to report details of any assets held outside of Japan as of December 31 (including shares of Stock acquired under the Plan), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 each year. Awardee should consult with his or her personal tax advisor as to whether the reporting obligation applies to Awardee and whether Awardee will be required to report details of his or her outstanding Restricted Stock Units, as well as shares of Stock, in the report.
KOREA
Notifications
Exchange Control Information. Korean residents who realize US$500,000 or more in income from the sale of shares of Stock acquired under the Plan or the receipt of cash dividends in a single transaction are required to repatriate the proceeds back to Korea within eighteen months of receipt.
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency).  Awardee should consult with his or her personal tax advisor to determine any personal reporting obligations.
MALAYSIA
Terms and Conditions
Data Privacy. The following provisions replace in its entirety the “Data Privacy” section of the Award Agreement:

Awardee hereby explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Award Agreement and any other Plan participation materials by and among, as applicable, the Employer, the Company and any Affiliates or any third parties authorized by same in assisting in the implementation, administration and management of Awardee’s participation in the Plan.

Awardee may have previously provided the Company and the Employer with, and the Company and the Employer may hold, certain personal information about Awardee, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, the fact and conditions of Awardee’s participation in the Plan, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, cancelled, exercised, vested, unvested or outstanding in Awardee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
Awardee also authorizes any transfer of Data, as may be required, to Fidelity Stock Plan Services, LLC or such other stock plan service provider as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan and/or with whom any shares of Stock acquired upon vesting and settlement of the Restricted Stock Units are deposited.  Awardee acknowledges that these recipients may be located in Awardee’s country or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections to Awardee’s country, which may not give the same level of protection to Data.  Awardee understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative. Awardee authorizes the Company, the

Penerima Anugerah dengan ini secara eksplicit, secara sukarela dan tanpa sebarang keraguan mengizinkan pengumpulan, penggunaan dan pemindahan, dalam bentuk elektronik atau lain-lain, data peribadinya seperti yang dinyatakan dalam Perjanjian Penganugerahan ini dan apa-apa bahan penyertaan Pelan oleh dan di antara, sebagaimana yang berkenaan, Majikan, Syarikat dan Syarikat Sekutu atau mana-mana pihak ketiga yang diberi kuasa oleh yang sama untuk membantu dalam pelaksanaan, pentadbiran dan pengurusan penyertaan Penerima Anugerah dalam Pelan tersebut.

Sebelum ini, Penerima Anugerah mungkin telah membekalkan Syarikat dan Majikan dengan, dan Syarikat dan Majikan mungkin memegang, maklumat peribadi tertentu tentang Penerima Anugerah, termasuk, tetapi tidak terhad kepada, namanya, alamat rumah dan nombor telefon, tarikh lahir, nombor insurans sosial atau nombor pengenalan lain, gaji, kewarganegaraan, jawatan, apa-apa syer dalam saham atau jawatan pengarah yang dipegang dalam Syarikat, fakta dan syarat-syarat penyertaan Penerima Anugerah dalam Pelan tersebut, butir-butir semua Unit Saham Terbatas atau apa-apa hak lain untuk syer dalam saham yang dianugerahkan, dibatalkan, dilaksanakan, terletak hak, tidak diletak hak ataupun bagi faedah Penerima Anugerah (“Data”), untuk tujuan yang eksklusif bagi melaksanakan, mentadbir dan menguruskan Pelan tersebut.
Penerima Anugerah juga memberi kuasa untuk membuat apa-apa pemindahan Data, sebagaimana yang diperlukan, kepada Fidelity Stock Plan Services, LLC atau pembekal perkhidmatan pelan saham yang lain sebagaimana yang dipilih oleh Syarikat dari semasa ke semasa, yang membantu Syarikat dalam pelaksanaan, pentadbiran dan pengurusan Pelan tersebut dan/atau dengan sesiapa yang mendepositkan syer-syer Saham yang diperolehi melalui pemberian hak dan penyelesaian Unit-unit Saham Terbatas. Penerima Anugerah mengakui bahawa penerima-penerima ini mungkin berada di negara Penerima Anugerah atau di tempat lain, dan bahawa negara penerima (contohnya, Amerika Syarikat) mungkin mempunyai undang-undang privasi data dan perlindungan yang berbeza daripada negara Penerima Anugerah, yang mungkin tidak boleh memberi tahap perlindungan yang sama kepada Data. Penerima Anugerah faham bahawa dia boleh meminta senarai nama dan alamat mana-mana penerima Data dengan menghubungi wakil sumber manusia tempatannya. Penerima Anugerah memberi stock plan service provider and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing Awardee’s participation in the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing Awardee’s participation in the Plan. Awardee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. Awardee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case, without cost, by contacting in writing his or her local human resources representative, whose contact details are Peh Soo Lin, soolin.peh@citrix.com, tel number : +65 67255310.  Further, Awardee understands that he or she is providing the consents herein on a purely voluntary basis.  If Awardee does not consent, or if Awardee later seeks to revoke the consent, his or her employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing the consent is that the Company would not be able to grant future Restricted Stock Units or other equity awards to Awardee or administer or maintain such awards.  Therefore, Awardee understands that refusing or withdrawing his or her consent may affect his or her ability to participate in the Plan. For more information on the consequences of the refusal to consent or withdrawal of consent, Awardee understands that he or she may contact his or her local human resources representative.

kuasa kepada Syarikat, pembekal perkhidmatan pelan saham dan mana-mana penerima lain yang mungkin membantu Syarikat (masa sekarang atau pada masa depan) untuk melaksanakan, mentadbir dan menguruskan penyertaan Penerima Anugerah dalam Pelan tersebut untuk menerima, memiliki, menggunakan, mengekalkan dan memindahkan Data, dalam bentuk elektronik atau lain-lain, semata-mata dengan tujuan untuk melaksanakan, mentadbir dan menguruskan penyertaannyadalam Pelan tersebut. Penerima Anugerah faham bahawa Data akan dipegang hanya untuk tempoh yang diperlukan untuk melaksanakan, mentadbir dan menguruskan penyertaannya dalam Pelan tersebut. Penerima Anugerah faham bahawa dia boleh, pada bila-bila masa, melihat data, meminta maklumat tambahan mengenai penyimpanan dan pemprosesan Data, meminta bahawa pindaan-pindaan dilaksanakan ke atas Data atau menolak atau menarik balik persetujuan dalam ini, dalam mana-mana kes, tanpa kos, dengan menghubungi secara bertulis wakil sumber manusia tempatannya , di mana butir-butir hubungannya adalah Peh Soo Lin, soolin.peh@citrix.com, tel number +65 67255310. Selanjutnya, Penerima Anugerah memahami bahawa dia memberikan persetujuan di sini secara sukarela. Jika Penerima Anugerah tidak bersetuju, atau jika Penerima Anugerah kemudian membatalkan persetujuannya , status pekerjaan atau perkhidmatan dan kerjayanya dengan Majikan tidak akan terjejas; satunya akibat buruk jika dia tidak bersetuju atau menarik balik persetujuannya adalah bahawa Syarikat tidak akan dapat memberikanUnit-unit Saham Terbatas pada masa depan atau anugerah ekuiti lain kepada Penerima Anugerah atau mentadbir atau mengekalkan anugerah tersebut. Oleh itu, Penerima Anugerah faham bahawa keengganan atau penarikan balik persetujuannya boleh menjejaskan keupayaannya untuk mengambil bahagian dalam Pelan tersebut. Untuk maklumat lanjut mengenai akibat keengganannya untuk memberikan keizinan atau penarikan balik keizinan, Penerima Anugerah fahami bahawa dia boleh menghubungi wakil sumber manusia tempatannya .

Notifications
Director Notification Obligation. If Awardee is a director of the Company's Malaysian Affiliate, he or she is subject to certain notification requirements under the Malaysian Companies Act. Among these requirements is an obligation to notify the Malaysian Affiliate in writing when Awardee receives or disposes of an interest (e.g., Restricted Stock Units or Stock) in the Company or any related company. Such notifications must be made within 14 days of receiving or disposing of any interest in the Company or any related company.
MEXICO
Terms and Conditions
Modification. By accepting the Restricted Stock Units, Awardee understands and agrees that any modification of the Plan or the Award Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment.
Policy Statement. By accepting the Restricted Stock Units, Awardee acknowledges that the Company, with registered offices at 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, U.S.A. is solely responsible for the administration of the Plan. Restricted Stock Units further acknowledges that participation in the Plan and the acquisition of Stock does not, in any way, establish an employment relationship between Awardee and the Company since he or she is participating in the Plan on a wholly commercial basis and the sole employer is Citrix Sistemas de Mexico, S. de R.L. de C.V. (“Citrix-Mexico”). Based on the foregoing, Awardee expressly acknowledges that the Plan and the benefits that he or she may derive from participation in the Plan do not establish any rights between Awardee and the Employer, Citrix-Mexico, and do not form part of the employment conditions and/or benefits provided by Citrix-Mexico.
Awardee further understands that the Award the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend and/or discontinue it at any time, without any liability.
Plan Document Acknowledgment. By accepting the Restricted Stock Units, Awardee acknowledges that he or she has received copies of the Plan, has reviewed the Plan and the Award Agreement in their entirety, and fully understands and accepts all provisions of the Plan and the Award Agreement.
In addition, by accepting the Restricted Stock Units, Awardee further acknowledges that he or she has read and specifically and expressly approves the terms and conditions in the “Nature of Grant” section, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and any Affiliate are not responsible for any decrease in the value of the shares of Stock underlying the Restricted Stock Units.
Finally, Awardee hereby declares that he or she does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of his or her participation in the Plan and therefore grants a full and broad release to the Employer, the Company and any Affiliate with respect to any claim that may arise under the Plan.

Spanish Translation
Términos y Condiciones
Modificación. Al aceptar las Unidades de Acciones Restringidas, el Participante reconoce y acuerda que cualquier modificación al Plan o al Acuerdo de Otorgamiento del mismo o su terminación, no constituyen un cambio o desmejora en los términos y condiciones de su empleo.
Declaración de Política. Al aceptar las Unidades de Acciones Restringidas, el Participante reconoce y acuerda que la Compañía, con oficinas registradas ubicadas en 851 West Cypress Creek Road, Fort Lauderdale, Florida 33309, U.S.A., es la única responsable de la administración del Plan. Adicionalmente, el Participante reconoce que su participación en el Plan, así como la adquisición de Acciones, no genera de ninguna manera una relación de trabajo entre el Participante y la Compañía, ya que su participación en el Plan es de carácter comercial únicamente y su único empleador es Citrix Sistemas de Mexico, S. de R.L. de C.V. (“Citrix-México”). Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que del mismo derivan, no generan ninguna clase de derecho entre el Participante y el Patrón Citrix-México, y no forman parte de las condiciones de trabajo y/o beneficios entregados por Citrix-México.
Además de lo anterior, el Participante entiende y reconoce que el premio otorgado bajo este plan se entrega en forma unilateral y discrecional por parte de la Compañía, y por tanto, ésta última se reserva el derecho de modificarlo y/o interrumpirlo en cualquier momento, sin responsabilidad alguna.
Reconocimiento del Documento del Plan. Al aceptar el Otorgamiento, el Participante reconoce que ha recibido copias del Plan, ha revisado el mismo, al igual que la totalidad del Acuerdo de Otorgamiento, y que ha entendido y aceptado completamente todas las disposiciones contenidas en el Plan y en el Acuerdo de Otorgamiento.
Adicionalmente, al aceptar el Acuerdo de Otorgamiento, el Participante reconoce que ha leído y aprobado específica y expresamente los términos y condiciones contenidos en el apartado “Naturaleza del Otorgamiento”, en el cual se encuentra claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Compañía de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Compañía, así como su Sociedad Controlante, Subsidiaria o filiales no son responsables por cualquier disminución en el valor de las Unidades de Acciones Restringidas en relación a las Unidades de Acción.
Finalmente, el Participante declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Compañía por compensación o daños y perjuicios como resultado de su participación en el Plan y, en consecuencia, otorga el más amplio finiquito al Empleador, así como a la Compañía, a su Sociedad Controlante, Subsidiaria o filiales con respecto a cualquier demanda que pudiera originarse en virtud del Plan.
NETHERLANDS
There are no country-specific provisions.
NEW ZEALAND
WARNING

This is an offer of Restricted Stock Units which, upon vesting in accordance with the terms of the Award Agreement, will be converted into shares of Stock in Citrix Systems, Inc. The shares of Stock, if issued, will give Awardee a stake in the ownership of Citrix Systems, Inc. In that case, Awardee could receive a return if Citrix Systems, Inc. becomes more valuable, and Awardee may also receive dividends, if Citrix Systems, Inc. decides to pay them.
If Citrix Systems, Inc. runs into financial difficulties and is wound up, shareholders will be paid after all other creditors have been paid. In that case, Awardee may lose some or all of his or her investment.
New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision.
The usual rules do not apply to this offer because it is made under an employee share purchase scheme. As a result, Awardee may not be given all the information usually required. Awardee will also have fewer other legal protections for this investment.
Ask questions, read all documents carefully, and seek independent financial advice before committing to participate in the Plan.
The shares of Stock are quoted or approved for trading on the Nasdaq Global Selection Market. This means that, if Awardee vests in Restricted Stock Units and shares of Stock are issued to Awardee, Awardee can sell his or her investment on the Nasdaq Global Selection Market if there are buyers for it. If Awardee sells his or her investment, the price he or she get may vary depending on factors such as the financial condition of Citrix Systems, Inc. Awardee may receive less than the full amount that he or she paid for it, if anything.
For information on risk factors impacting Citrix Systems, Inc.’s business that may affect the value of the shares of Stock, Awardee should refer to the risk factors discussion in Citrix Systems, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are filed with the U.S. Securities and Exchange Commission and are available online at www.sec.gov, as well as on the Company's website at www.citrix.com (please see “SEC Filings” under “Investor Relations”).
For more details on the terms and conditions of the Restricted Stock Units, please refer to this Award Agreement, the Plan and the Information Statement which are available on the Citrix intranet site and free of charge on request via email to Citrix Systems, Inc. at EmployeeServices-Stock@citrix.com.
NORWAY
There are no country-specific provisions.
POLAND
Notifications
Exchange Control Information. If Awardee holds foreign securities (including shares of Stock) and maintains accounts abroad, Awardee may be required to file certain reports with the National Bank of Poland. Specifically, if the value of securities and cash held in such foreign accounts exceeds PLN7,000,000, Awardee must file a report on the transactions and balances of the accounts on a quarterly basis.

Further, if Awardee transfers funds in excess of €15,000 into Poland in connection with the sale of shares of Stock or the receipt of dividends, the funds must be transferred via a bank account. Awardee is required to retain the documents connected with a foreign exchange transaction for a period of five years, as measured from the end of the year in which such transaction occurred.
RUSSIA
Notifications
Securities Law Information. The Award Agreement, including this Appendix, the Plan and all other materials that Awardee may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia.  Absent any requirement under local law, the issuance of shares of Stock under the Plan has not and will not be registered in Russia and, therefore, the shares described in any Plan-related documents may not be offered or placed in public circulation in Russia.  Awardee is not permitted to sell Stock directly to a Russian legal entity or resident.  Any sale of Stock must be made only on the Nasdaq Global Select Market where the shares of Stock are currently listed and only through a U.S. broker.
U.S. Transaction.  Any shares of Stock issued to Awardee under the Plan shall be delivered to Awardee through a brokerage account in the U.S.  In no event will shares of Stock be issued to Awardee and/or Stock certificates or other instruments be delivered to Awardee in Russia.
Exchange Control Information. Awardee may hold shares of Stock in his or her brokerage account in the U.S.  However, Awardee must repatriate the proceeds from the sale of Stock acquired under the Plan to Russia immediately after receipt.  Such proceeds must be initially credited to Awardee through a foreign currency account at an authorized bank in Russia.  After the proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws.
Awardee is encouraged to contact his or her personal advisor before vesting of the Restricted Stock Units and remitting any sale proceeds to Russia as exchange control requirements may change.
Foreign Asset/Account Reporting Notification.  Russian residents will be required to notify the Russian tax authorities within one month of opening or closing a foreign bank account or of changing any account details. Effective as of January 1, 2015, Russian residents are also required to file with the Russian tax authorities reports of the transactions in their foreign bank accounts.  Russian residents should consult with their personal tax advisor for additional information about these reporting obligations.
Labor Law Information. If Awardee continues to hold shares of Stock acquired at vesting of the Restricted Stock Units after an involuntary termination of employment, Awardee may not be eligible to receive unemployment benefits in Russia.
SINGAPORE
Notifications
Securities Law Information. The Award is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. Awardee should note that the Award is subject to section 257 of the SFA and Awardee will not be able to make any subsequent sale in Singapore of the shares acquired through the vesting of the Restricted Stock Units or any offer of such sale in Singapore unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Director Notification Obligation. Directors of a Singapore Affiliate are subject to certain notification requirements under the Singapore Companies Act. Directors must notify the Singapore Affiliate in writing of an interest (e.g., Restricted Stock Units, shares of Stock, etc.) in the Company or any Affiliate within two days of (i) its acquisition or disposal, (ii) any change in previously disclosed interest (e.g., when the shares are sold), or (iii) becoming a director.
SOUTH AFRICA
Terms and Conditions
Tax Withholding. The following provision supplements the “Tax Withholding” section of the Award Agreement:
By accepting the Restricted Stock Units, Awardee agrees that, immediately upon vesting of the Restricted Stock Units, Awardee will notify the Employer of the amount of any gain realized. If Awardee fails to advise the Employer of the gain realized upon vesting, Awardee may be liable for a fine.
Notifications
Exchange Control Information. To participate in the Plan, Awardee must comply with exchange control rules in South Africa, and neither the Company nor the Employer will be liable for any fines or penalties resulting from Awardee’s failure to comply with applicable laws. Because the exchange control regulations are subject to change, Awardee should consult Awardee’s personal advisor prior to vesting of Restricted Stock Units to ensure compliance with current regulations.
SPAIN
Terms and Conditions
Nature of Grant. This provision supplements the “Nature of Grant” section of the Award Agreement:
In accepting the Restricted Stock Units, Awardee consents to participation in the Plan and acknowledges that he or she has received a copy of the Plan.
Further, Awardee understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Restricted Stock Units under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any Award will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, Awardee understands that the Award is granted on the assumption and condition that the Restricted Stock Units or the shares of Stock acquired upon settlement shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, Awardee understands that this Award would not be made to Awardee but for the assumptions and conditions referred to above; thus, Awardee acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any Award shall be null and void.

Awardee also understands and agrees that, as a condition of the grant and vesting of the Restricted Stock Units, the termination of Awardee’s employment for any reason (including the reasons listed below), the Restricted Stock Units will cease vesting immediately, effective on the date of Awardee’s termination of employment. This will be the case, for example, even in the event of a termination of Awardee’s employment by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. Awardee acknowledges that he or she has read and specifically accepts the conditions referred to in the “Termination of Employment” and “Nature of Grant” sections of the Award Agreement.
Notifications
Securities Law Information. The grant of the Restricted Stock Units and the shares of Stock issued pursuant to the vesting of the Restricted Stock Units are considered a private placement outside of the scope of Spanish laws on public offerings and issuances of securities.
Exchange Control Information. To participate in the Plan, Awardee must comply with exchange control regulations in Spain. The acquisition of shares of Stock upon vesting of the Restricted Stock Units and the sale of shares of Stock must be declared on Form D-6, for statistical purposes, to the Dirección General de Comercio e Inversiones (the “DGCI”) of the Ministry of Industry, Tourism and Commerce. Generally, the D-6 form must be filed each January while the shares are owned or to report the sale of shares of Stock.
Whenever receiving foreign currency payments derived from the ownership of Stock (i.e., cash dividends or sale proceeds) exceeding €50,000, Awardee must inform the financial institution receiving the payment of the basis upon which such payment is made. Awardee will need to provide the institution with the following information: (i) Awardee’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any further information that may be required.
Foreign Asset/Account Reporting Information. To the extent that Awardee holds rights or assets (e.g., shares of Stock or cash held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset (e.g., shares of Stock, cash, etc.) as of December 31 each year, Awardee will be required to report information on such rights and assets on his or her tax return for such year. After such rights and assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. The reporting must be completed by March 31 following the end of the relevant year. It is Awardee’s responsibility to comply with these reporting obligations, and Awardee should consult with his or her personal tax and legal advisors in this regard.
In addition, Awardee is required to electronically declare to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities (including shares of Stock acquired under the Plan) held in such accounts if the value of the transactions for all such accounts during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceeds €1,000,000.
SWEDEN
There are no country-specific provisions.

SWITZERLAND
Notifications
Securities Law Information. The Award is considered a private offering in Switzerland and is therefore not subject to registration.
TAIWAN
Notifications
Securities Law Information. This Restricted Stock Units and the shares of Stock to be issued pursuant to the Plan are available only for employees of the Company and its Affiliates. The Award is not a public offer of securities by a Taiwanese company.
Exchange Control Information. Awardee may acquire foreign currency (including proceeds from the sale of shares of Stock) into Taiwan up to US$5,000,000 per year. If the transaction amount is TWD$500,000 or more in a single transaction, Awardee must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank. If the transaction amount is US$500,000 or more, Awardee may be required to provide additional supporting documentation to the satisfaction of the remitting bank. Awardee should consult his or her personal advisor to ensure compliance with applicable exchange control laws in Taiwan.
TURKEY
Terms and Conditions
Securities Law Information. By accepting the Restricted Stock Units, Awardee understands and agrees that he or she is not permitted to sell any shares of Stock acquired under the Plan in Turkey. The shares of Stock are currently traded on the Nasdaq Global Select Market, which is located outside of Turkey, under the ticker symbol “CTXS” and the shares may be sold through this exchange.
Notifications
Exchange Control Information. Awardee may be required to engage a Turkish financial intermediary to assist with the sale of shares of Stock acquired under the Plan even where the sale takes place on a stock exchange outside Turkey as required for securities law reasons. Awardee should not need to engage a Turkish financial intermediary with respect to the acquisition of shares of Stock because no consideration is paid by Awardee for such shares. As Awardee is solely responsible for complying with the financial intermediary requirements and their application to participation in the Plan is uncertain, Awardee should consult with his or her personal legal advisor prior to the vesting of the Restricted Stock Units or any sale of shares of Stock to ensure compliance.
THAILAND
Notifications
Exchange Control Information. Awardee must repatriate the proceeds from the sale of shares of Stock and any cash dividends received in relation to the shares to Thailand immediately upon receipt if the amount of such proceeds received in a single transaction is US$50,000 or more. Awardee must then either convert the funds to Thai Baht or deposit the proceeds in a foreign currency deposit account maintained by a bank in Thailand within 360 days of remitting the proceeds to Thailand. If the amount of the proceeds is equal to or greater than US$50,000, Awardee must specifically report the inward remittance to the Bank of Thailand on a Foreign Exchange Transaction Form.
If Awardee does not comply with this obligation, Awardee may be subject to penalties assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, Awardee should consult a legal advisor before selling shares of Stock to ensure compliance with current regulations. It is Awardee’s responsibility to comply with exchange control laws in Thailand, and neither the Company nor the Employer will be liable for any fines or penalties resulting from Awardee’s failure to comply with applicable laws.
UNITED ARAB EMIRATES
Notifications
Securities Law Information. This statement, the Award Agreement, the Plan and any other documents Awardee may receive in connection with the Restricted Stock Units is intended only for distribution to select employees of the Employer (“Citrix Dubai”) and must not be delivered to, or relied on, by any other person.
The Restricted Stock Units to which the Award Agreement relates is granted under the Plan to select employees of Citrix Dubai only and is intended to provide employees located in the United Arab Emirates with an incentive to contribute to the success of the Company.
Any securities (i.e., shares of Stock) acquired under the Plan may be subject to restrictions on their resale. Prospective acquirors of the securities offered should conduct their own due diligence with respect to the securities. If Awardee does not understand the contents of this statement, the Plan or the Award Agreement, he or she should consult an authorized financial advisor.
The Ministry of Economy, Dubai Department of Economic Development, Emirates Securities and Commodities Authority and Central Bank do not have any responsibility for reviewing or verifying any documents in connection with this statement, the Plan or the Award Agreement, nor have they reviewed, verified or approved this statement, the Plan, the Award Agreement or any of the information set forth therein.
UNITED KINGDOM
Terms and Conditions
Payment of Restricted Stock Units. This provision supplements the “Issuance of Stock” section of the Award Agreement:
The grant of the Award does not provide any right for Awardee to receive a cash payment and the Restricted Stock Units are payable in Stock only. This provision is without prejudice to the application of the “Tax Withholding” section of the Award Agreement.
Tax and National Insurance Contributions Acknowledgement. The following provision supplements the “Tax Withholding” section of the Award Agreement:
Awardee agrees that if payment or withholding of income tax due in connection with the vesting of the Restricted Stock Units, or the release or assignment of the Restricted Stock Units for consideration, or the receipt of any other benefit in connection with the Restricted Stock Units (the “Taxable Event”), is not made within 90 days after the end of the UK tax year in which the Taxable Event occurred or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by Awardee to the Employer, effective on the Due Date. Awardee agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue and Customs (“HMRC”) and will be immediately due and repayable by Awardee, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in the “Tax Withholding” section in the Award Agreement. Notwithstanding the foregoing, if Awardee is an executive officer or director of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Awardee shall not be eligible for a loan from the Company to cover the income tax due. In the event that Awardee is an executive officer or director and income tax is not collected from or paid by Awardee by the Due Date, the amount of any uncollected income tax may constitute a benefit to Awardee on which additional income tax and national insurance contributions (“NICs”) may be payable. Awardee understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company and/or the Employer (as appropriate) for the value of employee NICs due on this additional benefit which the Company and/or the Employer may recover from Awardee by any of the means set forth in the “Tax Withholding” section of the Award Agreement.
Joint Election. As a condition of Awardee’s participation in the Plan, Awardee agrees to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the Restricted Stock Units and any event giving rise to Tax-Related Items (the “Employer’s NICs”). Without limitation to the foregoing, Awardee agrees to enter into a joint election with the Company and/or the Employer (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and to execute any other consents or elections required to accomplish the transfer of the Employer’s NICs to Awardee. Awardee further agrees to execute such other joint elections as may be required between Awardee and any successor to the Company and/or the Employer. Awardee further agrees that the Company and/or the Employer may collect the Employer’s NICs from him or her by any of the means set forth in the “Tax Withholding” section of the Award Agreement.
If Awardee does not enter into a Joint Election, if approval of the Joint Election has been withdrawn by HMRC, if the Joint Election is revoked by the Company or the Employer (as applicable), or if the Joint Election is jointly revoked by Awardee and the Company or the Employer, as applicable, the Company, in its sole discretion and without any liability to the Company or the Employer, may choose not to issue or deliver any shares of Stock or proceeds from the sale of shares to Awardee upon vesting of the Restricted Stock Units.
* * * * *